Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601	November 16, 2011	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Progress Energy, Inc.

410 South Wilmington Street

Raleigh, North Carolina 27601

Ladies and Gentlemen:

We have acted as counsel for Progress Energy, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (as such may be amended or supplemented, the “Registration Statement”) filed on November [16], 2011 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Act.  Pursuant to the Registration Statement, the Company is registering 10,000,000 shares (the “Shares”) of its common stock, no par value per share (“Common Stock”), for issuance pursuant to the Company’s Investor Plus Plan (the “Plan”).

We have examined the Registration Statement, including the prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, records and proceedings, minutes, consents, actions and resolutions of the board of directors of the Company and matters of law as we have deemed necessary for the purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon a certificate of an officer of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Shares by the transfer agent for the Common Stock, such shares will be validly issued, fully paid and non-assessable.

November 16, 2011

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.  This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal securities laws or state blue sky securities law matters relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ SMITH, ANDERSON, BLOUNT, DORSETT,

     MITCHELL & JERNIGAN, L.L.P.